Filed Pursuant to Rule 424(b)(3)
Registration No. 333-13160

PRICING SUPPLEMENT NO. 12, dated November 15, 2004
(To Prospectus dated February 28, 2001 and Prospectus Supplement dated February 28, 2001)
(CUSIP No. 23383F BP9)

$10,000,000,000
DaimlerChrysler North America Holding Corporation
Medium-Term Notes, Series D
Due 9 Months or More From Date of Issue
Unconditionally Guaranteed by DaimlerChrysler AG

Type of Note:	Floating Rate Note
Principal Amount:	$300,000,000
Issue Price:	100%
Calculation Agent:	JPMorgan Chase Bank
Original Issue Date:	November 18, 2004
Stated Maturity:	November 17, 2006
Initial Interest Rate:	To be determined on November 16, 2004 as described below as if the Original Issue Date was an Interest Reset Date
Specified Currency:	U.S. Dollars
     (If other than U.S. Dollars, see attachment hereto)

Option to Receive Payments in Specified Currency: ☐ Yes ☒ No

     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:

     (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:	☐ Commercial Paper Rate	☒ LIBOR	☐ Treasury Rate ☐ CD Rate
	☐ Federal Funds Rate	☐ Prime Rate	☐ Other (see attachment hereto)
	If LIBOR, Designated Page:	☐ Reuters Page	☒ Telerate Page
	If LIBOR, Index Currency:	U.S. Dollars

Interest Reset Period:	Quarterly

Interest Reset Dates:	Quarterly on the 18th of each February, May, August, and
November, subject to the Market Day convention

Interest Payment Period:	Quarterly

Interest Payment Dates:	Quarterly on the 18th of each February, May, August, and November, commencing February 18, 2005, subject to the Market Day convention

Interest Determination Date:	The second London Business Day prior to each Interest Reset Date

Index Maturity:	3 months

Spread (+/-):	plus 33 basis points (+ .33%)

Spread Multiplier:	n/a

Maximum Interest Rate:	n/a

Minimum Interest Rate:	n/a

Redemption:	☒ The Notes cannot be redeemed prior to maturity, including for reasons of taxation.
☐ The Notes may be redeemed prior to maturity.

Initial Redemption Date: n/a

The Redemption Price shall initially be      % of the principal amount of the Notes to be redeemed and shall decline at each anniversary of the initial Redemption Date by      % of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

Repayment:	☒ The Notes cannot be repaid prior to maturity.
☐ The Notes can be repaid prior to maturity at the option of the holder of the Notes.

Optional Repayment Date(s):

Repayment Price:

Payment of additional amounts by Issuer in respect of taxation: ☐ Yes ☒ No

Discount Notes: ☐ Yes ☒ No

     Total Amount of OID:

     Yield to Maturity:
     Initial Accrual Period OID:

Form:            ☒ Book-Entry Note            ☐ Certificated Note

Agent’s Discount or Commission: 0.175%

Agent’s Capacity:  ☐ Agent ☒ Principal

Net proceeds to Company (if sale to Agent as principal): $299,475,000

Agent:	☐ Banc of America Securities LLC	☐ Goldman, Sachs & Co.

	☐ Credit Suisse First Boston LLC	☐ J.P. Morgan Securities Inc.

	☐ Deutsche Bank Securities Inc.	☐ Merrill Lynch, Pierce, Fenner & Smith
		Incorporated

	☒ Loop Capital Markets, LLC	☐ Citigroup Global Markets Inc.
	($121,500,000)

	☒ The Williams Capital Group, L.P.	☒ Blaylock & Partners, L.P.
	($121,500,000)	($3,000,000)

	☒ Doley Securities, Inc.	☒ Guzman & Company
	($15,000,000)	($15,000,000)

	☒ Muriel Siebert & Co., Inc.	☒ Ormes Capital Markets, Inc.
	($3,000,000)	($3,000,000)

	☒ Samuel A. Ramirez & Company, Inc.	☒ Utendahl Capital Partners, L.P.
	($3,000,000)	($15,000,000)

Additional Terms:

DaimlerChrysler AG’s amended annual report on Form 20-F/A for the fiscal year ended December 31, 2003, filed with the Securities and Exchange Commission on June 30, 2004, is incorporated herein by reference. Please see “Where You Can Find More Information” and “Documents Incorporated By Reference” in the accompanying prospectus.

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